Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned without the necessity of filing additional joint filing agreements. This Agreement may be executed in one or more counterparts.

Dated as of June 30, 2021

ANTHONY M. AISQUITH

/s/ Anthony M. Aisquith

YESICA ZIOBROWSKI AISQUITH

/s/ Yesica Ziobrowski Aisquith

RUSSELL COUNTY PROPERTIES, LP

By: Russell County General, Inc., its general partner

By:	/s/ Yesica Ziobrowski Aisquith
Name:	Yesica Ziobrowski Aisquith
Title:	President

RUSSELL COUNTY GENERAL, INC.

By:	/s/ Yesica Ziobrowski Aisquith
Name:	Yesica Ziobrowski Aisquith
Title:	President